Cendant Corporation to Acquire AmeriHost Inn(R) and
          AmeriHost Inn and SuitesSM Brand Names and Franchising Rights


New York, NY, August 18, 2000--Cendant Corporation (NYSE: CD) and Amerihost Properties, Inc. (NASDAQ: HOST) today announced that they have signed a definitive agreement for Cendant's acquisition of the AmeriHost Inn(R) and AmeriHost Inn and Suites(SM) brand names and franchising rights. Terms were not disclosed.

AmeriHost Inn(R) and AmeriHost Inn and Suites(SM) are new construction, limited service, mid-priced hotels. Amerihost Properties, Inc. (API) and Cendant intend to grow the AmeriHost hotel system through continued property development by API and active franchise sales to third parties by Cendant.

Cendant Chairman, President and CEO, Henry R. Silverman stated: "Amerihost is an established lodging brand with excellent prospects for future growth considering our expertise and world-class skills in franchising and marketing. This transaction exemplifies our renewed focus on strategic tuck-in acquisitions that, in aggregate, will create greater value for Cendant shareholders in the longer term. Through this strategic approach we see opportunities to enhance revenues and reduce costs by leveraging the synergies within our existing operations."

Amerihost Chairman, President and CEO, Michael P. Holtz stated: "Cendant has the proven ability to grow a brand both with additional franchisees and with the travelling public. Amerihost has worked with the Cendant team for the past 13 years as a franchisee of Days Inn, Ramada Inn and Howard Johnson. We have experienced first hand the support and expertise the world's largest franchisor can deliver to its franchisees. To that end, we feel that this transaction is a perfect fit for Amerihost and its current franchisees. This transaction will also allow Amerihost to focus its resources more in the development and management of new AmeriHost Inn hotels."

The transaction is subject to customary conditions, including clearance under the Hart Scott Rodino Antitrust Improvements Act, and is expected to close in the fourth quarter.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. These statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict including the outcome of litigation. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Form 10-K for the year ended December 31, 1999, for Amerihost and for Cendant, including completion of the settlement of the class action litigation.

Amerihost Properties, Inc. is a hotel development, operations, management and franchise company that owns, builds, manages and franchises mid-priced hotels. Currently, Amerihost manages or franchises 91 properties (with an ownership position in 80 of these hotels) in 18 states, including 78 properties within its proprietary brand--AmeriHost Inn(R) , for a total of 6,809 rooms. An additional four AmeriHost Inn(R) hotels are under construction in Ohio and Wisconsin. The AmeriHost Inn(R) brand offers an expanded amenity package not often found in other mid-priced hotels, and is rated "three-diamond" by the American Automobile Association.

Cendant Corporation is a global provider of real estate, travel and direct marketing related consumer and business services. The Company's core competencies include building franchise systems, providing outsourcing solutions and direct marketing. As a franchiser, Cendant is among the world's leading franchisers of real estate brokerage offices, hotels, rental car agencies, and tax preparation services. The Company's real estate-related operations also include Move.com Group, Cendant's relocation, real estate and home-related services portal on the Internet. As a provider of outsourcing solutions, Cendant is a major provider of mortgage services to consumers, the global leader in employee relocation, and the world's largest vacation exchange service. In direct marketing, Cendant provides access to insurance, travel, shopping, auto, and other services primarily to customers of its affinity partners. In addition, Cendant Internet Group is pursuing a convergence strategy for the Company's off-line and online businesses. Other business units include NCP, the UK's largest private car park operator, and Wizcom, an information technology services provider. Headquartered in New York, NY, the Company has approximately 28,000 employees and operates in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by calling 877-4INFO-CD (877-446-3623) or by visiting the Company's Web site at www.Cendant.com.


FOR CENDANT

Media Contact:             Investor Contacts:
Elliot Bloom               Denise Gillen             Sam Levenson
212-413-1832               212-413-1833              212-413-1834

FOR AMERIHOST

Media Contact:             Investor Contacts:
Rebecca Hayne              Jim Dale - CFO
Alexander and Walsh        (847) 228-5400 ext 361
(847) 604-9800